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                                                                       EXHIBIT 2

                            REORGANIZATION AGREEMENT

         THIS REORGANIZATION AGREEMENT entered into this 1st day of October, 1998 between and among Oneida General Corporation ("ONXD"), a Utah corporation, and Communitronics, Inc., an Alabama Corporation ("BEEP") (collectively ONXD and BEEP shall be referred to as "Parties").

                                    Recitals

         WHEREAS, ONXD seeks a business entity with which to acquire and to own as a wholly owned subsidiary.

         WHEREAS, BEEP seeks to be acquired by a corporate shell company publicly held and quoted on the National Association of Securities Dealers ("NASD") Over-The-Counter ("OTC") Bulletin Board.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereby agree as follows:

         1. ACQUISITION. ONXD agrees to issue 5,500,000 shares of ONXD's restricted common stock to the shareholders of BEEP in exchange for shares of common stock in BEEP, which represents all of the issued and outstanding capital stock of BEEP (the "BEEP Common Stock"). BEEP shall retain its corporate identity and become a wholly-owned subsidiary of ONXD.

         2. EXCHANGE OF SHARES. Subject to all the terms and conditions of this Agreement, all of the BEEP common stock outstanding on the date of closing, as defined later in this Agreement, shall be exchanged for 5,500,000 shares of ONXD Common Stock (the "Exchanged Shares"). All owners of the BEEP common stock (the "BEEP Common Stock") listed in Exhibit B shall tender and surrender to ONXD certificates evidencing the BEEP Common Stock. Such certificates shall be properly endorsed to accommodate transfer to ONXD Holdings. The Exchanged Shares pursuant to this Section shall be, when issued, fully paid, and non-assessable.

         a. As a wholly owned subsidiary of ONXD, BEEP may take any action in the name and on behalf of BEEP in order to carry out and effectuate the transactions contemplated by this Agreement.

         b. The directors and officers of BEEP listed in Exhibit C shall remain the directors and officers of BEEP after the Exchange of Shares and at such time additionally replace the current directors and officers of ONXD listed in Exhibit D.

         c. The Articles of Incorporation of BEEP in effect immediately prior to the Exchange of Shares will remain the Articles of Incorporation after the Exchange of Shares, without any modification or amendment as a result of the Exchange of Shares.

         d. The Bylaws of BEEP in effect immediately prior to the Exchange of Shares will remain the Bylaws after the Exchange of Shares, without any modification or amendment as a result of the Exchange of Shares.

         3. EXEMPTION FROM REGISTRATION. The parties hereto intend that the Exchanged Shares shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), pursuant to Section 4(2)

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of the 1933 Act and the rules and regulations promulgated thereunder and exempt from the registration requirements of the applicable states. In furtherance thereof, the BEEP Shareholders will execute and deliver to ONXD at Closing, investment letters suitable to ONXD counsel, in substantially the form attached hereto as Exhibit E.

         4. NON-TAXABLE TRANSACTION. The parties intend to effect this transaction as a non-taxable reorganization.

         5. WARRANTIES AND REPRESENTATIONS OF BEEP In order to induce ONXD to enter into this Agreement and to complete the transaction contemplated hereby, BEEP warrants and represents to ONXD that:

         a. ORGANIZATION AND STANDING. BEEP is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. It is also qualified to do business in every other state or jurisdiction in which it operates and to own and operate its assets, properties and business in such states or jurisdictions. Attached hereto as Exhibit F are true and correct copies of BEEP's Articles of Incorporation, Amendments thereto and current By-laws. No changes to any of the documents listed in Exhibit F shall be effected prior to Closing.

         b. CAPITALIZATION. As of Closing, BEEP's entire authorized equity capital consists of 25,000,000 shares of Common Stock, of which ______________ shares of Common Stock will be outstanding as of the Closing. As of Closing, there will be no other voting or equity securities authorized or issued, nor any authorized or issued securities convertible into voting stock, and no outstanding subscriptions, warrants, calls, options, rights, commitments or agreements by which BEEP is bound, calling for the issuance of any additional shares of Common Stock of any other voting or equity security. The BEEP's Common Shares constitute 100% of the equity capital of BEEP, which includes, INTER ALIA 100% of BEEP's voting power, right to receive dividends, when, and if declared and paid, and the exclusive right to receive the proceeds of liquidation attributable to BEEP Common Stock, if any. From the date hereof, and until the Closing Date, no dividends or distributions of capital, surplus, or profits shall be paid or declared by BEEP in redemption of their outstanding shares or otherwise, and except as described herein, no additional shares shall be issued by said corporation.

         c. OWNERSHIP OF BEEP SHARES As of the date hereof, the BEEP Stockholders are the sole owners of 100% of the BEEP Common Shares and all such securities are free and clear of all liens, encumbrances and restrictions of any nature whatsoever, with the sole exception being possible restrictions imposed by the 1933 Act and applicable state Blue Sky laws due to such securities not having been registered with any federal or state securities commissions or authorities.

         d. TAXES. Within the times and in the manner prescribed by law, BEEP and if applicable, its subsidiaries, has filed all federal, state and local income or other tax returns and reports that it is required to file with all governmental agencies and has paid or accrued for payment all taxes as shown on such returns, such that a failure to file, pay or accrue will not have a material adverse effect on BEEP.

                  No Pending ACTIONS. Except as set forth in Exhibit K, to the best of BEEP's knowledge, after diligent inquiry, there are no legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened against or affecting BEEP, its subsidiaries, or against any of the officers or directors therewith that arise out of their operation of BEEP and its subsidiaries, nor is BEEP or its subsidiaries in violation of any federal or state law, material ordinance or regulation of

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                  any kind whatever, including, but not limited to laws, rules and regulations governing the sale of its products, services or securities. BEEP is not an investment company as defined in or otherwise subject to regulation under, the Investment Company Act of 1940.

         f. OWNERSHIP OF ASSETS. BEEP and its subsidiaries has good, marketable title, without any liens or encumbrances of any nature whatever, to all of the following: its assets, properties and rights of every type and description, including, without limitation, all cash on hand and in banks, certificates of deposit, stocks, bonds, and other securities, goodwill, customer lists, its corporate name and all variants thereof, trademarks and trade names, copyrights and interests thereunder, licenses and registrations, pending licenses and permits and applications therefor, inventions, processes, know-how, trade secrets, real estate and interests therein and improvements thereto, machinery, equipment, vehicles, notes and accounts receivable, fixtures, rights under agreements and leases, franchises, all rights and claims under insurance policies and other contracts of whatever nature, rights in funds of whatever nature, books and records and all other property and rights of every kind and nature owned or held by BEEP and its subsidiaries as of this date, and will continue to hold such title on and after the completion of the transactions contemplated by this Agreement; and, except in its ordinary course of business, BEEP or its subsidiaries has not disposed of any such asset since the date of the most recent balance sheet described herein.

         g.       SUBSIDIARIES. The only subsidiary of BEEP is Crescent Paging.

         h. NO INTEREST IN SUPPLIERS, CUSTOMERS, LANDLORDS OR COMPETITORS. None of the following persons possess any ownership interest either directly or indirectly of any nature whatsoever in any supplier, customer, landlord or competitor of BEEP or its subsidiaries:

                  BEEP Shareholder, family member of any BEEP Shareholder, or employee of BEEP or any of its subsidiaries.

         1. NO DEBT OWED BY BEEP. Except as set forth in Exhibit K, neither BEEP nor its subsidiaries owe any money, securities, or property to any of the following persons either directly or indirectly: BEEP Shareholder, family member of any BEEP Shareholder, or employee of BEEP or any of its subsidiaries. BEEP and its subsidiaries do not have any material Benton, liability or obligation of any nature, whether accrued absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the balance sheet of BEEP included hereto. BEEP or its subsidiaries do not currently have, nor will it have on the Closing Date any pension plan, profit-sharing plan, or stock purchase plan for any of its employees or certain options to proposed executive officers. To the extent that BEEP or its subsidiaries may have any undisclosed liability to pay any sum or property to any such persons, such liability is hereby forever irrevocably released and discharged.

         J. CORPORATE RECORDS. All of BEEP's and its subsidiaries' books and records, including, without limitation, its books of account, corporate records, minute book, stock certificate books and other records are up-to-date, complete and reflect accurately and fairly the conduct of its business in all material respects since its date of incorporation.

         k. BEEP FINANCIAL STATEMENTS. Within 30 days from the date of this Agreement, BEEP will provide to

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                  the approval of ONXD, audited financial statements for BEEP and its subsidiaries for the period ended August 31, 1998 prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (or as permitted by regulation S-X, S-B and/or the rules promulgated under the 1933 Act and the 1934 Act and audited by independent certified public accountants with substantial SEC experience).

         1. BEEP represents that it shall not materially change the normal course of its business operations prior to Closing. BEEP shall not amend its Articles of Incorporation, or Bylaws (except as may be described in this Agreement), declare dividends, redeem securities, incur additional or newly-funded liabilities outside the ordinary course of business, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction without the prior approval of ONXD. Such approval shall not to be unreasonably withheld.

         m. CORPORATE SUMMARY. Attached hereto as Exhibit M is BEEP's business plan, which accurately describes BEEP's business, assets, proposed operations and management of BEEP and its subsidiaries.

6. WARRANTIES AND REPRESENTATIONS OF ONXD. In order to induce BEEP to enter into this Agreement and to complete the transaction contemplated herein, ONXD warrants and represents to BEEP that:

         a. ORGANIZATION AND STANDING. ONXD is a corporation duly organized, validly existing and in good standing under the laws of Utah. It is also qualified to do business in every other state or jurisdiction in which it operates and to own and operate its assets, properties and business in such states or jurisdictions. Attached hereto as Exhibit N are true and correct copies of ONXD' 5 Articles of Incorporation, Amendments thereto and current By-laws. No changes to any of the documents listed in Exhibit N shall be effected prior to Closing.

         b. CAPITALIZATION. At Closing, ONXD's entire authorized equity capital consists of 50,000,000 shares of voting common stock, $0.01 par value and no preferred stock. By Closing, but immediately prior to the reorganization contemplated herein, ONXD shall have a total of 4,487,936 shares of its common stock issued and outstanding. There are no other voting or equity securities convertible into voting stock, and no outstanding subscriptions, warrants, calls, options, rights, commitments or agreements by which ONXD is bound, calling for the issuance of any additional shares of common stock or any other voting or equity security. After giving effect to the cancellation by the directors of ONXD of 3,000,000 shares and the issuance of 5,500,000 shares of restricted stock issued to BEEP Stockholders, pursuant to this Agreement, there will be a total of 6,987,936 shares of ONXD's common stock issued and outstanding. Upon such issuance, all of the ONXD common stock will be validly issued, fully paid and non-assessable. The relative rights and preferences of ONXD's equity securities are set forth in ONXD's Articles of Incorporation, Amendments thereto and current By-laws which are collectively set forth in Exhibit N. Accordingly, as of the Closing, the 5,500,000 shares being issued to the BEEP Stockholders will constitute approximately 79.0% of the total outstanding shares of ONXD, which includes INTER ALIA that same percentage of ONXD's voting power, right to receive dividends, when, as and if declared and paid, and the right to receive the proceeds of

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                  liquidation attributable to Common Stock, if any.

         c. OWNERSHIP OF SHARES. By ONXD's issuance of the ONXD Common Shares to the BEEP Stockholders pursuant to this Agreement, the BEEP Stockholders will thereby acquire good and absolute marketable title thereto, and will be subject to resale terms under the investment letter sent forth in Exhibit E. Such securities shall be free and clear of all liens, encumbrances and restrictions of any nature whatsoever, with the sole exception being possible restrictions imposed by the 1933 Act, and applicable state Blue Sky laws due to such securities not having been registered with any federal or state securities commissions or authorities.

         d. TAXES. Within 90 days after Closing, ONXD will have filed all federal, state and local income or other tax returns and reports that it is required to file with all governmental agencies and has paid all taxes as shown on such returns. To the best of ONXD's knowledge, All of such returns shall be true and complete.

         e. NO PENDING ACTIONS. To the best of ONXD's knowledge, after diligent inquiry, there are no legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened against or affecting ONXD, or against any of ONXD's officers or directors that arise out of their operation of ONXD, nor is ONXD in violation of any federal or state law, material ordinance or regulation of any kind whatever, including, but not limited to laws, rules and regulations governing the sale of its products, services or securities. ONXD is not an investment company as defined in or otherwise subject to regulation under, the Investment Company Act of 1940.

         f. CORPORATE RECORDS. All of ONXD's books and records, including without limitation, its book of account, corporate records, minute book, stock certificate books and other records are up-to-date, complete and reflect accurately and fairly the conduct of its business in all respects since its date of incorporation. All of said books and records will be delivered to BEEP at Closing and are available for BEEP's review at any time.

7. NO MISLEADING STATEMENTS OR OMISSIONS. Neither this Agreement nor any Exhibit, Schedule or Documents attached hereto or presented to ONXD by BEEP or to BEEP by ONXD in connection herewith, contains any materially misleading statement, or omits any fact of statement necessary to make the other statements or facts therein set forth not materially misleading.

8. VALIDITY OF THIS AGREEMENT. By Closing, all corporate and other proceedings required to be taken by BEEP and ONXD in order to enter into and to carry out this Agreement will have been duly and properly taken. Upon execution, this Agreement shall constitute the valid and binding obligation of BEEP, and ONXD, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or effecting generally the enforcement of creditors rights. The execution and delivery of this Agreement and its stated terms shall not result in the breach of any of the terms or conditions of, or constitute a default under or violate the parties Articles of Incorporation and Amendment thereto or document of undertaking, oral or written, to which the Parties are a party to or is bound or may be affected by, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body; and the business now conducted by the Parties can continue to be so

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         conducted after completion of the transaction contemplated hereby, with
         BEEP as a wholly-owned subsidiary of the ONXD.

9. ENFORCEABILITY OF THIS AGREEMENT. When duly executed and delivered, this Agreement and the Exhibits hereto, which are incorporated herein and made a part hereof, are legal, valid, and enforceable by the Parties hereto according to their terms, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or effecting generally the enforcement of creditors rights.

10. ACCESS TO BOOKS AND RECORDS. During the course of the Exchange of Shares through Closing, ONXD and BEEP agree to make available for inspection all corporate books, records and assets, and otherwise afford to each other and their respective representatives, reasonable access to all documentation and other information concerning the business, financial and legal conditions of each other for the purpose of conducting a due diligence investigation thereof. Such due diligence investigation shall be for the purpose of satisfying each party as to the business, financial and legal condition of each other for the purpose of determining the desirability of consummating the proposed Reorganization. ONXD and BEEP further agree to keep confidential and not use for their own benefit, except in accordance with this Agreement, any information or documentation obtained in connection with any such investigation.

11. INDEMNIFICATION. All representations, warranties, covenants and agreements made herein and in the Exhibits attached hereto shall survive the execution and delivery of this Agreement and payment pursuant thereto. The officers and directors of the Parties hereto hereby agree, jointly and severally, to indemnify, defend, and hold the other harmless from and against any damage, loss liability, or expense (including, without limitation, reasonable expenses of investigation and reasonable attorney's fees)' arising out of any material breach of any representation, warranty, covenant, or agreement made by the officers and directors of the other parties to this Agreement.

12. RESTRICTED SHARES: LEGEND. All of the 5,500,000 ONXD Common Shares issued to the BEEP Stockholders, will be "restricted securities" as defined in Rule 144 under the 1933 Act; and each stock certificate issued to the BEEP stockholders hereunder will bear the usual restrictive legend to such effect. Appropriate Stop Transfer instructions will be given to ONXD1s stock transfer agent.

13. NO REVERSE SPLIT. As a material term hereto and a condition to ONXD entering into this Agreement, BEEP and the BEEP Shareholders agree that for a period of twelve (12) months from the date of Closing, there will be no reorganizations, recapitalization or reverse stock splits, without the prior written consent of the existing directors of ONXD as of the date immediately prior to the Closing of this Agreement.

14. EXPENSES. Each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the consummation of this Agreement, including, without limiting the generality of the foregoing, fees and expenses of financial consultants, accountants and counsel and the cost of any documentary stamps, sales and excise taxes which may be imposed upon or be payable in respect to the transaction.

15. CLOSING. The Closing of the transactions contemplated by this Agreement ("Closing") shall take place at 1:00 P.M. on the day after all Parties have supplied the required documents and obtained the required approvals as

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         discussed herein except that BEEP shall have until 30 days from the date of this Agreement to obtain the financial statements as discussed herein and ONXD shall have 90 days to complete and deliver past tax returns. Closing shall take place at such place as the parties hereto shall agree upon or by FAX and Federal Express.

16.      DELIVERIES.

         a. Pursuant to Section 2 herein, at Closing, the BEEP Shareholders shall deliver properly endorsed certificates representing the BEEP Common Stock to ONXD, and ONXD shall deliver either certificates representing the Exchanged Shares, duly issued to the BEEP Shareholders as listed on Exhibit B attached hereto, or a copy of a letter from ONXD to its transfer agent, instructing such transfer agent to issue the certificates representing the ONXD Shares to the BEEP Shareholders.

         b. ONXD shall deliver an opinion from counsel to the satisfaction of BEEP that:

                  i.       ONXD does not have any liens or judgments against it.

         c. BEEP shall deliver a letter to ONXD that the opinion of counsel is to BEEP's satisfaction.

         d. ONXD shall deliver appointments of officers and directors chosen by BEEP and resignations of ONXD's current officers and directors.

         e. ONXD shall deliver a copy of all its corporate records that are in the possession of its current management.

17.      CONDITIONS PRECEDENT TO CLOSING.

         a. The obligations of BEEP under this Agreement shall be and are subject to fulfillment, prior to or at the Closing of each of the following conditions:

                  i. That each of the representations and warranties of ONXD contained herein shall be true and correct at the time of the Closing date as if such representations and warranties were made at such time;

                  ii. That ONXD shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing;

                  iii. That BEEP's representations and warranties contained herein shall be true and correct at the time of Closing date as if such representations and warranties were made at such time; and

                  iv. That BEEP has performed or complied with all agreements, terms and conditions required by this Agreements to be performed or complied with by them prior to or at the time of Closing date.

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18.      TERMINATION. This Agreement may be terminated at any time before or; at
         Closing, by:

         a.       The mutual agreement of the parties;

         b.       Any party if:

                  i. Any provision of this Agreement applicable to a party shall be materially untrue or fail to be accomplished.

                  ii. Any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of this Agreement.

                  iii. There is a materially adverse change in the financial condition or business operation of the other party.

         c. Upon termination of this Agreement for any reason, in accordance with the terms and conditions set forth in this paragraph, each said party shall bear all costs and expenses as each party has incurred and no party shall be liable to the other.

19. EXHIBITS. All Exhibits attached hereto are incorporated herein by this reference as if they were set forth in entirety.

20. MISCELLANEOUS PROVISIONS. This Agreement is the entire agreement between the Parties in respect of the subject matter hereof, and there are no other agreements, written or oral, nor may this Agreement be modified except in writing and executed by all of the Parties hereto. The failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah.

22. NOTICES. All notices, requests, instructions, or other documents to be given hereunder shall be in writing and sent by registered mail to the parties at the addresses first appearing herein.

23. COUNTERPARTS. This Agreement may be executed in duplicate facsimile counterparts, each of which shall be deemed an original and together shall constitute on and the same binding Agreement, with one counterpart being delivered to each party hereto.

         IN WITNESS WHEREOF, The foregoing Reorganization Agreement, having been duly approved and adopted by the Board of Directors, and duly approved and adopted by the stockholders of the constituent corporations as required, in the manner provided by the laws of the State of Utah, the Chairman of the Board, the President or the Secretary of said corporations, and the Shareholders of BEEP do now execute this Reorganization Agreement under the respective seals of said corporation by the authority of the directors and stockholders of each, as required, as the act, deed and agreement of each of said corporations.

Oneida General Corporation


By: s/ Ken Kurtz
    ---------------------------
    Ken Kurtz, President


Communitronics, Inc.


By: s/ David Pressler
    ---------------------------
    David Pressler, President



                                List of Exhibits

Exhibit "B"        BEEP Stockholders.
Exhibit "C"        BEEP officers and directors.
Exhibit "D"        ONXD officers and directors.
Exhibit "E"        Investment Letter
Exhibit "F"        True and correct copies of BEEP's Certificate of
                   Incorporation, Amendments thereto and all current By-laws.
Exhibit "G"        BEEP Subsidiaries
Exhibit "K"        BEEP's liabilities including pending legal actions
Exhibit "L"        BEEP's financial statements.
Exhibit "M"        BEEP's Corporate Summary.
Exhibit 'N"        ONXD's Articles of Incorporation, Amendments thereto and all current By-Laws.
Exhibit "P"        ONXD Holdings' Articles of Incorporation, Amendments thereto and all current ByLaws.